                                                                    EXHIBIT 23.1

         CONSENT OF PRICEWATERHOUSECOOPERS LLP, INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated August 6, 2002, except for Note 14, as to which the date is August 19, 2002 relating to the financial statements, which appears in the 2002 Annual Report to Shareholders of Cisco Systems, Inc., which is incorporated by reference in Cisco Systems, Inc.'s Annual Report on Form 10-K for the year ended July 27, 2002. We also consent to the incorporation by reference of our report dated August 6, 2002, relating to the financial statement schedule, which appears in such Annual Report on Form 10-K.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

San Jose, California
January 20, 2003